Exhibit 10.28

ASSET PURCHASE AGREEMENT

AMONG

HSW INTERNATIONAL, INC.

(“PARENT”)

DAILY STRENGTH, INC.
(“SELLER”),

SHARECARE, INC.
(“SC”)

AND

DS ACQUISITION, INC.
(“PURCHASER”)

DATED AS OF October 30, 2009

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.01 Certain Definitions	1
1.02 Additional Definitions	2
1.03 Rules of Construction	8

ARTICLE II THE TRANSACTION	9

2.01 Acquired Assets	9
2.02 Excluded Assets	10
2.03 Assumed Liabilities	10
2.04 No Other Liabilities Assumed	11
2.05 Procedures for Assets Not Transferable	11
2.06 Allocation	11
2.07 Taxes	12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT	12

3.01 Existence and Power	12
3.02 Authorization; Binding Effect	12
3.03 Governmental Authorization and Consents	12
3.04 Non-contravention	13
3.05 Title to Properties; Absence of Liens; Sufficiency of Assets; Projections	13
3.06 Financial Statements; Related Information; Accounts Receivable	13
3.07 Absence of Certain Changes	14
3.08 [Intentionally Omitted]	14
3.09 Material Contracts	15
3.10 No Undisclosed Liabilities	15
3.11 Litigation	16
3.12 Compliance with Laws and Orders	16
3.13 Permits	16
3.14 Intellectual Property	16
3.15 [Intentionally Omitted]	19
3.16 Environmental Matters	19
3.17 [Intentionally Omitted]	20
3.18 Employee Benefit Plans	20
3.19 Employees	22
3.20 Labor Matters	22
3.21 Real Property	23
3.17 [Intentionally Omitted]	23
3.23 Monthly Page Views; Site Performance / Scalability	23
3.24 Books and Records	24
3.25 Absence of Unlawful Payments	24
3.26 Effect of the Transaction	24

3.27 Finders’ Fees	24
3.28 Competing Business Interests	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER	25

4.01 Existence and Power	25
4.02 Authorization; Binding Effect	25
4.03 Governmental Authorization and Consents	25
4.04 Non-contravention	25
4.05 Litigation	26
4.06 Finders’ Fee	26
4.06 Payment of Liabilities	26

ARTICLE V CERTAIN COVENANTS AND AGREEMENTS	26

5.01 Actions Pending Closing	26
5.02 Efforts; Consents	27
5.03 Access to Records	27
5.04 Notification of Certain Matters	27
5.05 Employee Matters	28
5.06 Consents; Failure to Obtain Consents	30
5.07 Transition Cooperation; Mail Received After Closing	30
5.08 Other Post-Closing Expenses	30
5.09 Payment of Retained Liabilities	31
5.10 Further Assurances.	31
5.11 Press Releases and Announcements	31

ARTICLE VI CONDITIONS TO CLOSING	32

6.01 General Conditions	32
6.02 Conditions to Obligations of Parent and Seller	33
6.03 Conditions to Obligations of Purchaser	33
6.04 Closing	34

ARTICLE VII INDEMNIFICATION AND SURVIVAL	34

7.01 Survival	34
7.02 Indemnification	35
7.03 Notice of Indemnification Claims	36
7.04 Limitations	38
7.05 Right of Setoff	39

ARTICLE VIII TERMINATION	39

8.01 Termination of Agreement	39
8.02 Effect of Termination	40

ARTICLE IX CONFIDENTIALITY	40

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9.01 Definition	40
9.02 Acknowledgments and Agreements by Seller and Parent	41

ARTICLE X MISCELLANEOUS PROVISIONS	41

10.01 Amendment and Modifications	41
10.02 Waiver of Compliance	41
10.03 Expenses	42
10.04 Remedies	42
10.05 Waiver of Jury Trial	42
10.06 Notices	42
10.07 Governing Law	44
10.08 Assignment	44
10.10 Counterparts	44
10.11 Headings	44
10.12 Entire Agreement	44
10.13 Third Parties	45
10.14 Representation by Counsel; Interpretation	45
10.15 Severability	45
10.16 Time of Essence	45

Exhibits

Exhibit 2.06	– Purchase Price Allocation

Exhibit 6.01(c)	– Form of Subscription Agreement

Exhibit 6.01(d)	– Form of Promissory Note

Exhibit 6.01(e)	– Forms of Stockholder Agreements

Exhibit 6.01(f)	– Form of Services Agreement

Exhibit 6.01(g)	– Section 6.01(g) Agreements

Exhibit 6.02(c)	– Form of Assignment and Assumption Agreement

Exhibit 6.02(d)	– Form of Standstill Agreement

Exhibit 6.02(e)	– Forms of License Agreements

Exhibit 6.03(e)(i)	– Form of Bill of Sale

Exhibit 6.03(e)(ii)	– Form of Trademark Assignment Agreement

iii

Asset Purchase Agreement

This Asset Purchase Agreement (as amended from time to time pursuant to the terms hereof, this “Agreement”), is made and entered into as of October 30, 2009, by and among HSW International, Inc., a Delaware corporation (“Parent”), Daily Strength, Inc. (“Seller”), a Delaware corporation, Sharecare, Inc., a Delaware corporation (“SC”) and DS Acquisition, Inc., a Delaware corporation (“Purchaser”).  Certain terms used in this Agreement are defined in Article I.

R E C I T A L S

A. On November 26, 2008, Parent and Seller entered into an agreement and plan of merger  (such agreement, as of such date, being the “Merger Agreement”) pursuant to which, among other things, Seller became a wholly-owned subsidiary of Parent.

B. Seller is in the business of providing online communities, support and discussion groups, and other social-media-based websites and applications for health and wellness, all under the DailyStrength brand  (collectively, the “Business”).

C. Purchaser wishes to purchase from each of Parent and Seller and each of Parent and Seller is willing to sell to Purchaser, substantially all of the assets of Seller and certain assets of Parent, and each of Parent and Seller desire to assign (and Purchaser is willing to assume) certain liabilities of Parent and Seller, all on and subject to the terms and conditions set forth in this Agreement.

D. Simultaneous with the Closing, Parent will become a stockholder of Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01 Certain Definitions.   Each of the following terms shall have the meaning given such terms as set forth in the section of this Agreement set forth below opposite such term:

Defined Term	Section

Acquired Assets	2.01
Agreement	Preamble
Assignment and Assumption Agreement	6.02(c)
Assumed Liabilities	2.03
Bill of Sale	6.03(e)
Business	Recitals
Closing	6.04
Closing Date	6.04

Defined Term	Section

COBRA	3.18(e)
Employee Plan(s)	3.18(a)
ERISA	3.18(a)
ERISA Affiliate	3.18(a)
Excluded Assets	2.02
Financial Statements	3.06(a)
Hired Employees	5.05(a)
Indemnification Notice	7.03(a)
Indemnification Objection Notice	7.03(b)
Indemnitee(s)	7.02
Indemnitor(s)	7.02
Leased Real Property	3.21(b)
Material Contract	3.09(a)
Merger Agreement	Recitals
Parent	Preamble
Permit	3.13
Permitted Indemnification Claim	7.03(b)
Permitted Liens	3.05(a)
Purchaser	Preamble
Real Property Leases	3.21(b)
Retained Liabilities	2.04
Securities Act	3.26
Seller	Preamble
Seller Policy	3.17
Separate Counsel	7.03(c)
Services Agreement	6.01(f)
Third Party Software	3.14(h)
Threshold Amount	7.04(a)
Trademark Assignment Agreement	6.03(e)
Transactions	3.02

1.02 Additional Definitions.

  The following terms, when used in this Agreement, shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person, whether by ownership of voting securities, by contract or otherwise.

“Annual Financial Statements” means the unaudited balance sheets of the Business at December 31, 2008 and 2007, and the related consolidated statements of operations and cash flows of the Business for the years then ended.

“Claim” means any and all litigation, claims, demands, actions, causes of action, suits, injunctions, judgments, decrees, settlements, investigations, proceedings (administrative, arbitral, mediated or otherwise) and audits of any nature.

“Code” means the Internal Revenue Code of 1986, as amended or any successor federal internal revenue law enacted in substitution thereto, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization or similar affirmation by any Person under any Contract, Law or Permit.

“Contract” means any contract (including subcontracts), agreement, lease or other instrument, obligation, understanding, undertaking or other arrangement, of any kind, whether written or oral (including any amendments and other modifications thereto) to which Seller is a party.

“COTS Software” means commercial off-the-shelf Software that is readily purchasable or general purpose third party Software that is installed and used in the operation of the Business without customization or integration (e.g., word processing Software).

“Covered Employee” means, with respect to Seller or any ERISA Affiliate, any current or former director, officer, employee or independent contractor, or any beneficiary thereof.

“Damage” means any assessment, loss, injury, damage, Liability, debt, charge (including any judgment, decree or settlement which gives rise to any of the foregoing), cost and expense, including interest, penalties, court costs, reasonable fees and expenses of legal counsel, consultants, experts and other professional fees, actually incurred by a party.

“Debt” means any amount owed (including, without limitation, unpaid interest and fees thereon) in respect of borrowed money or capitalized lease obligations; provided, however, Debt shall include any accounts payable that were incurred other than in the ordinary course of business and any undrawn letters of credit.

“Default” means (a) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, to terminate or revoke, suspend, cancel, or materially modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law or Permit.

“Environmental Laws” means any federal, state, local and foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree or governmental restriction or requirement or any Contract with any Governmental Authority, whether now or hereinafter in effect, relating to the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials

Transportation Act, 49 U.S.C. 1802 et seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq., and other comparable federal, state, local and foreign laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting the Business as currently conducted.

“Final Resolution” of a dispute shall mean when (A) the parties to the dispute have reached an agreement in writing completely resolving the dispute, (B) a court of competent jurisdiction shall have entered its final and non-appealable order with respect to such dispute, or (C) an arbitration or like panel shall have rendered its final non-appealable determination with respect to a dispute that the parties have agreed to submit thereto.

“Governing Documents” means, with respect to any Person, such Person’s Certificate of Incorporation, Certificate of Formation, Articles of Incorporation, Bylaws, Operating Agreement or other similar incorporating and governing documents.

“Governmental Authority” means any federal, state, municipal, local, foreign or other judicial, administrative, legislative or regulatory agency, department or commission, tribunal, arbitration panel, commission or other governmental or quasi-governmental authority, parastatal agency or dispute-resolving body of competent jurisdiction or other similar entity (including any branch, department or official thereof).

“Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other regulated material that could result in the imposition of Liability under any Environmental Law, including petroleum products and friable materials containing more than one percent (1.0%) asbestos by weight.

“Hirsch Agreements” means that certain Employment Agreement, dated as of November 26, 2008, by and between Seller and Douglas J. Hirsch (the “Hirsch Employment Agreement”) and that certain Noncompetition Agreement, dated as of November 26, 2008, by and between Douglas J. Hirsch and Parent.

“Intellectual Property” means any and all of the following together with all goodwill therein or associated therewith, and all rights therein, thereto and thereunder:  (a) United States and foreign (i) patents and patent applications (including reissues, divisions, continuations, continuations-in-part, extensions, requests for continued examination, continued prosecution applications and re-examination applications), invention disclosures, and utility models (collectively, “Patents”), (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof (collectively, “Marks”), and (iii) copyrights and registrations and applications for registration thereof (collectively, “Copyrights”); (b) proprietary interests and rights, whether registered or unregistered, in, under and to maskworks and registrations and applications for registration thereof, inventions (whether or not patentable), improvements, methods, processes, procedures, protocols, designs, products and other specifications, formulae, trade secrets and rights therein, know-how, database rights, data in and the organization and structure of databases, website content, domain names, internet protocol address space, Software (including source and object code), industrial models, confidential, technical and business information, and manufacturing, engineering and technical drawings and manuals and documentation; (c) proprietary interests or rights, including moral rights, in, under or to any similar intangible asset of a technical, business, scientific or creative nature, including slogans, logos, trade dress and the like; and (d) proprietary interests or rights in, under or to any documents, Records or other tangible or electronic media containing or comprising any of the foregoing or any part thereof.

“Interim Financial Statements” means Seller’s unaudited balance sheet as of the Recent Balance Sheet Date, and the related combined consolidated statements of operations and cash flows for the interim period then ended.

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“Law” means any statute, law, code, ordinance, regulation, rule (including any rule of common law), judgment, injunction, settlement, award, writ, order or decree or other requirement of any Governmental Authority.

“Liability” means, with respect to any Person, any Liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, determined, determinable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means any Intellectual Property that is licensed to Seller by a third party.

“Lien” means, with respect to any asset, any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means any loss, assessment, payment, damage, Liability, debt, charge (including any judgment and decree which gives rise to any of the foregoing), cost and expense, including interest, penalties, court costs (including costs of settlement), reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means any event, fact, condition, change, circumstance or effect that is materially adverse to: (i) the Business, its properties, results of operations or condition (financial or otherwise), the Acquired Assets or the Assumed Liabilities, taken as a whole; or (ii) the ability of Parent or Seller to consummate the Transactions.

“Open Source Materials” means Software or other material: (i) that is distributed as “free software”, “open source software” or under similar licensing or distribution models, including the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, and the Sun Industry Standards License and the Apache License; or (ii) that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no or minimal charge.

“Owned Intellectual Property” means any Intellectual Property, or interest therein, that is owned by Seller.

“Page View” means a request by a human web user unaffiliated with Parent or Seller to load a page of a website, as measured by Omniture or a similar measurement system.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited Liability company, joint venture, association, trust, Governmental Authority or other entity or organization.

“Prohibited Territory’ means any and all States within the United States.

“Purchaser’s Knowledge” means the actual knowledge, or such knowledge as would or should be obtained after reasonable inquiry, of any officer of SC or Purchaser.

“Recent Balance Sheet” means the balance sheet of Seller as of the Recent Balance Sheet Date.

“Recent Balance Sheet Date” means August 31, 2009.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registered Intellectual Property” means all patents, registered copyrights, registered trademarks, and domain names, and all applications for any of the foregoing.

“Related Person” means (a) with respect to an individual, each other member of such individual’s Family, any Person that is directly or indirectly controlled by any one or more members of such individual’s Family, any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest, and any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, member, executor or trustee (or in a similar capacity), and (b) with respect to a Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person, any Person that holds a Material Interest in such specified Person, each Person that serves as a director, officer, partner, member, executor or trustee of such specified Person (or in a similar capacity), any Person in which such specified Person holds a Material Interest, and any Person with respect to which such specified Person serves as a general partner, manager, or a trustee (or in a similar capacity).  For this purpose, the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual, and “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative” means, with respect to any Person, its officers, directors, employees, representatives and agents.

“Schedule of Exceptions” means and refers to the schedule of exceptions prepared by Seller and delivered to Purchaser dated the date hereof and identifying exceptions to the warranties and representations set forth in, and other disclosure matters required by, Article III, which has been prepared by Seller.  Any disclosure made in any Section of the Schedule of Exceptions is deemed to be referred to on all other Sections of the Schedule of Exceptions to which such matter logically relates and where such reference is readily apparent from the matters disclosed on the first Section to the Schedule of Exceptions as if set forth on such other Sections of the Schedule of Exceptions.

“Seller Intellectual Property” means Owned Intellectual Property and Licensed Intellectual Property, cumulatively.

“Seller’s Knowledge” means the actual knowledge, or such knowledge as would or should be obtained after reasonable inquiry, of Henry N. Adorno, Douglas Hirsch, Shawn Meredith, Greg Swayne, Bradley T. Zimmer, Eric Orme or Lars Nilson.

“Software” means all computer software, including application software, system software and firmware, and all source code and object code versions thereof, in any and all forms and media, and all documentation and media constituting, describing or relating to the above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner  or managing member or (ii) of which at least a majority of the stock, member interests, partnership interests, or other equity interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, impost or duty of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) Liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which Liability of Seller to a Governmental Authority is determined or taken into account with reference to the Liability of any other Person, and (iii) Liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Return” means any return, declaration, disclosure, election, schedule, estimate, report, claim for refund, estimates or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) binding on Seller that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the principal purpose of determining any Person’s Tax Liability.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Trademark Assignment Agreement and the certificates required by Sections 6.02(f) and 6.03(f).

“Virus” means any technique, Software, computer instruction, code or device or method, which is designed or intended to damage, delete, corrupt, impair, gain unauthorized access to or take over the operation of, or prevent or hinder access to any computer or other hardware, network, Software, any storage medium or device, data, or database or which does any of the same (whether by, in whole or part, installing itself, enabling remote unauthorized access, or altering, erasing, duplicating, rearranging within or bombarding the computer or other hardware, network, Software, any storage medium or device, data, or database or otherwise), including computer viruses, worms, trojan horses, salamis, trap doors, back doors, spybots, sniffers, botnets, and all other so-called “malware” and any other similar things of like intent, use or purpose, but excluding any technique, Software, computer instruction, code or device or method designed for Seller for rendering computer network operations services, information assurance and cybersecurity technology services relating to information leakage detection and prevention, insider communications and threat detection, internet/intranet usage monitoring and external network surveillance, information operations, computer network attack or computer network exploitation.

1.03 Rules of Construction.   This Agreement shall be construed in accordance with the following rules of construction:

(a) the terms defined in this Agreement include the plural as well as the singular;

(b) all references in the Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement;

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(e) the words “includes” and “including” are not limiting; and

(f) all references to days shall be deemed to refer to calendar days unless this Agreement specifically refers to “business days,” in which event Saturdays, Sundays, federal and New York holidays shall be excluded.

ARTICLE II
THE TRANSACTION

2.01 Acquired Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing: (i) Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, accept, acquire and take assignment and delivery of, all right, title and interest in, to and under the assets of Seller used or held for use in the Business (wherever located and whether tangible or intangible); and (ii) Parent shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, accept, acquire and take assignment and delivery of, the Hirsch Agreements and those assets identified on Schedule 2.01 (collectively, the “Acquired Assets”) free and clear of all Liens (except for Permitted Liens), except for the Excluded Assets.  The Acquired Assets include the following, to the extent used in or held for use in the Business:

(a) all right, title and interest under Contracts, including the Hirsch Agreements;

(b) all computer equipment, conferencing and conferencing related equipment, devices, messaging and messaging related equipment (and all lease rights associated with any such equipment to the extent legally assignable), including data processing hardware and related telecommunications equipment, media and tools, and any equipment subject to an operating lease (to the extent legally assignable);

(c) all Seller Intellectual Property;

(d) all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials;

(e) all of Seller’s data and information, in any medium, including proprietary and confidential information and trade secrets, such as client, customer, supplier and vendor lists, catalogs, research material, technical information, source code and object code, know-how and information regarding processes and procedures;

(f) all books, records, files, papers or software, whether in hard copy or computer format, and all delivery platforms, gateways, “on ramp” connections and access points;

(g) all operational data, creative materials, marketing information, advertising materials, sales and promotional literature, studies, reports, sales records, sales agent records, manuals and data, sales and purchase correspondence, billing systems, engineering information, customer files (including customer credit and collection information), historical and financial records and quality control data;

(h) all office furniture, fixtures and other equipment;

(i) all warranties, indemnities or other rights and causes of action relating to the Acquired Assets;

(j) all goodwill and intangible assets related to, arising from or used in connection with the Business;

(k) all permits, licenses, Consents, approvals, certificates, variances or other authorizations required in connection with the operation of the Business;

(l) all URL/Internet domain names and all rights thereto including the URLs listed on Section 2.01(m) of the Schedule of Exceptions;

(m) any other personal property that is not an Excluded Asset and that is used, held for use, or arises from, the Business; and

(n) any other asset or Contract listed on Section 2.01(n) of the Schedule of Exceptions.

2.02 Excluded Assets.  The following assets of Seller and Parent (collectively, the “Excluded Assets”) shall be retained by such Person, and are not being sold or assigned to Purchaser hereunder:

(a) all accounts receivable, trade receivables, notes receivable, contingent rights, deposits, advances and other receivables;

(b) all taxpayer and other identification numbers and minute books, stock transfer books and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(c) Seller’s and Parent’s rights under this Agreement and the agreements to be executed by Seller in connection herewith; and

(d) all assets of Seller not used or held for use in the Business, including such other assets of Seller specifically listed on Section 2.02(d) of the Schedule of Exceptions, and all assets of Parent other than the Hirsch Agreements and those assets set forth on Schedule 2.01.

2.03 Assumed Liabilities.  As the consideration for the Acquired Assets, subject to Section 2.04, at the Closing, Purchaser or SC, as applicable shall assume the following Liabilities (and only the following Liabilities) of Seller or Parent (the “Assumed Liabilities”):

(a) Purchaser shall assume those obligations of Seller to be performed after the Closing under those Contracts and Permits constituting Acquired Assets, in each case solely to the extent legally assigned to Purchaser, but excluding any obligations or Liabilities arising from or related to any Default of any such Contract or Permit due to activities or events occurring on or prior to the Closing.

(b) SC shall assume any Earn-Out Payment (as defined in the Merger Agreement) to which Parent becomes obligated pursuant to the terms of the Merger Agreement, in any case, to the extent arising from Page View metrics calculated for any time period following the Closing.

For the avoidance of doubt, neither SC nor Purchaser shall assume (or be deemed to assume) any Liability for: (i) any Earn-Out Payment arising out of Page View metrics calculated for any time period prior to Closing (or pre-Closing activities affecting any such Page View metrics); or (ii) any action or omission of any Person (other than SC or Purchaser) on or before the Closing  or in connection with the Closing which affects or allegedly affects any pre- Closing or post-Closing Page Views and/or Earn-Out Payments, and, in each case, no such Liability shall be (or deemed to be) an Assumed Liability.

2.04 No Other Liabilities Assumed.  Notwithstanding anything in this Agreement to the contrary, neither SC, Purchaser nor any of their respective Affiliates shall assume and in no event shall be deemed to have assumed, any Liability of Parent, Seller or any of their respective Affiliates whatsoever (collectively, the “Retained Liabilities”), other than as specifically set forth in Section 2.03.  Without limiting the generality of this Section 2.04, neither SC nor Purchaser is assuming any obligation for, and shall have no responsibility with respect to: (a) Taxes; (b) charges or assessments of any Governmental Authority; or (c) any other Liabilities arising out of the pre-Closing operations of the Business (including accounts payable or other obligations under any Contract).

2.05 Procedures for Assets Not Transferable.  If any Contract, Permit, or any other property or right included in the Assumed Liabilities or the Acquired Assets is not assignable or transferable without the Consent of any Person, and such Consent has not been obtained prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and Purchaser shall not assume Seller’s or Parent’s obligations with respect thereto.

2.06 Allocation.  Within thirty (30) days of the Closing Date, the parties shall allocate the value of the Assumed Liabilities among the Acquired Assets, and such allocation shall be attached to this Agreement as Exhibit  2.06.  Each of SC, Purchaser, Parent and Seller shall, within thirty (30) days of the date of any post-Closing payment made pursuant to or in connection with this Agreement, revise Exhibit 2.06 to the extent necessary to reflect any such post-Closing payment.  Such allocation is intended to comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended.  Each of Parent, Seller, SC and Purchaser shall file Form 8594 with their respective Tax Returns consistent with such allocation.  The parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including the calculation of gain, loss and basis pursuant to this Section 2.06.  The parties shall not take any action or position inconsistent with the obligations set forth in this Section 2.06, except as may otherwise be required by applicable Law.

2.07 Taxes.  Seller shall pay all Taxes and fees imposed by Governmental Authorities and required to be paid in connection with or arising from the sale, transfer, or assignment of the Acquired Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Except as set forth in the Schedule of Exceptions, each of Parent and Seller, jointly and severally, represents and warrants to each of SC and Purchaser the following matters both as of the date of this Agreement and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is made only as of an earlier date or as of the date of this Agreement):

3.01 Existence and Power.   Each of Parent and Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Seller has all power and authority required to use or own its property and assets that it purports to use or own and to carry on the Business as now conducted.  Seller is duly qualified to do business as a foreign corporation and is in good standing in the State of California and in each other jurisdiction (if any) where the character of the property owned or leased by it and used in the Business or the nature of its Business activities makes such qualification necessary.  Section 3.01 of the Schedule of Exceptions sets forth a list of those jurisdictions in which Seller is so qualified to do business.

3.02 Authorization; Binding Effect.   Each of Parent and Seller has all requisite power and authority required to enter into this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (collectively, the “Transactions”).  The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation by Parent and Seller of the Transactions have been duly authorized by all necessary corporate or other action on the part of such Person in accordance with the laws of the State of Delaware and such Person’s Governing Documents.  This Agreement constitutes a valid and binding agreement of each of Parent and Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  All other Transaction Documents delivered at Closing by either Parent or Seller will be duly and validly executed by such Person.

3.03 Governmental Authorization and Consents.   Except for those Consents, filings or notices set forth in Section 3.03 of the Schedule of Exceptions, no Consent of, filing with, or notice to, any Governmental Authority, lender, lessor, creditor, stockholder or any other Person is required by either Parent or Seller in connection with the execution, delivery and performance by such Person of this Agreement, any other Transaction Document to which such Person is a party, or the consummation of the Transactions.

3.04 Non-contravention.   The execution and delivery of the Transaction Documents by each of Parent and Seller, the performance by each of Parent and Seller of its obligations under the Transaction Documents to which it is a party, and the consummation of the Transactions do not and will not (i) contravene or conflict with any of such Person’s Governing Documents, (ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with any applicable provision of any Law binding upon or applicable to such Person or the Acquired Assets, (iii) assuming compliance with the matters referred to in Section 3.03 and except as set forth in Section 3.04 of the Schedule of Exceptions, require notice, or constitute a Default, under any provision of any Contract binding upon such Person or by which the Acquired Assets may be bound or subject, or any Permit held by such Person, or (iv) result in the creation or imposition of any Lien on any of the Acquired Assets.

3.05 Title to Properties; Absence of Liens; Sufficiency of Assets; Projections.

(a) Seller has indefeasible legal and beneficial title to or sufficient other valid and enforceable rights to possess and use or, in the case of its leased property and assets, valid leasehold interests in, all of the Acquired Assets, free and clear of all Liens, except (i) as set forth in Section 3.05(a) of the Schedule of Exceptions, and (ii) for Liens for Taxes not yet due and payable, and (iii) for Liens that do not materially detract from the value of the property or asset subject thereto or materially impair the operations of the Business (collectively, “Permitted Liens”).   All Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business consistent with past practices.

(b) There are no Claims affecting the Acquired Assets or Assumed Liabilities pending or, to Seller’s Knowledge, threatened that might materially detract from the value, interfere with any present use or adversely affect the marketability of any such property or assets.

(c) The Acquired Assets constitute all of the assets and property used or held for use in connection with the Business and constitute all of the assets and property necessary to conduct the Business as currently conducted by Seller.

(d) All projections of the future operations of the Business previously delivered to SC or Purchaser were made in good faith by Seller’s management based upon reasonable assumptions at the time of the projections.

3.06 Financial Statements; Related Information.

(a) Section 3.06(a) of the Schedule of Exceptions sets forth true, correct and complete copies of the Annual Financial Statements and Interim Financial Statements (the “Financial Statements”).  The Financial Statements: (i) were prepared from the books and records of Seller and fairly present, in all material respects, the financial position of Seller as of the dates thereof and the results of operations and cash flows for the periods then ended, (ii) were prepared in accordance with GAAP on a consistent basis (subject in the case of Interim Financial Statements to normal recurring year-end adjustments and the absence of notes thereto), and (iii) except as indicated therein, reflect all Liabilities of Seller required to be reflected or disclosed therein as historically applied by Seller on a consistent basis.

(b) Reserves for warranty claims, Liabilities and bad debts on the Financial Statements reflect all facts and circumstances which were known to the management of Seller as of each date such Financial Statements were prepared and are sufficient to pay for such warranty claims, Liabilities, bad debts, estimates to complete and amounts payable.  Seller does not hold any inventory for sale.

(c) Seller has no issued and outstanding invoices for payments due in consideration for services not yet rendered or goods not yet delivered as of the Closing Date.

3.07 Absence of Certain Changes.  Since December 31, 2008, Seller has conducted the Business in the ordinary course consistent with past practice and, except as disclosed in the applicable subpart of Section 3.07 of the Schedule of Exceptions, there has not been:

(a) any acquisition by Seller of material assets, including stock or other equity interest, from any Person (whether by merger, consolidation or combination or acquisition of stock or assets) or any sale, lease, license or other disposition of material assets or property of Seller, other than in the ordinary course of business consistent with past practices;

(b) any creation or assumption by Seller of any Lien (other than Permitted Liens) on any Acquired Asset;

(c) any condemnation, seizure, damage, destruction or other casualty loss or materially adverse change (whether or not covered by insurance) to the Acquired Assets and, to Seller’s Knowledge, no such loss is threatened;

(d) any material transaction or commitment made, or any Material Contract entered into, amended or terminated by Seller or any relinquishment by Seller of any Material Contract or other material right, other than those contemplated by this Agreement;

(e) any change in any method of accounting or accounting practice by Seller;

(f) a cancellation, compromise or settlement of any material debt or pending or threatened Claim or waiver or release of any material right relating to the Business;

(g) any material adverse change in Seller’s relations with the material customers, distributors, suppliers or agents of the Business (or, to Seller’s Knowledge, any threatened loss of any of the foregoing);

(h) any delay or postponement by Seller in the payment of accounts payable and other Liabilities relating to the Business, in each case outside the ordinary course of business;

(i) any notice of any actual or threatened labor trouble, strike, walk out, picketing, boycott or other similar occurrence; or

(j) any Contract entered into, other than this Agreement, to take any actions, or cause to be taken, any of the actions specified in this Section 3.07.

3.08 [Intentionally Omitted].

3.09 Material Contracts.

(a) Section 3.09(a) of the Schedule of Exceptions identifies, as of the date of this Agreement, each Contract relating to the Business, including the Merger Agreement and the Hirsch Agreements, and identifies the nature of such Contract (each a “Material Contract”).  Seller or Parent, as applicable, has delivered true and complete copies of each Material Contract to Purchaser (each of which is an Acquired Asset).

(b) Each Material Contract constitutes a valid and binding obligation of Seller or Parent or both of them, as applicable, is in full force and effect and is enforceable against it and, to Seller’s Knowledge, each other party thereto, in accordance with its terms, subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at equity or at law), and except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.  Seller has paid in full all amounts due and payable under the Material Contracts, and has satisfied in full all of the Liabilities under the Material Contracts, except: (i) accrued Liabilities which are Retained Liabilities, all of which will be paid by Seller when due; (ii) Liabilities disputed in good faith by Seller and set forth on Section 3.09(b) of the Schedule of Exceptions; and (iii) Liabilities with respect to the Hirsch Agreements. Parent has paid in full all amounts due and payable under the Hirsch Agreements.  Neither Seller, Parent nor, to Seller’s Knowledge, any other party is in Default under any Material Contract, and Seller (or, with respect to the Hirsch Agreements and the Merger Agreement, Parent) has complied in all material respects with all of the terms and obligations resulting from the termination of any Material Contract.  Since December 31, 2008, neither Seller nor Parent  has received any written notice that it is in Default under any Material Contract.

(c) Except as set forth in Section 3.09(c)(i), neither Parent nor Seller intends, and, to Seller’s Knowledge, no other Person intends to terminate (whether for cause or convenience) or declare a Default under any Material Contract before expiration of its stated term.  Except as set forth in Section 3.09(c)(ii) of the Schedule of Exceptions, no Claim under any Material Contract is pending or, to Seller’s Knowledge, threatened against Seller or Parent.  To Seller’s Knowledge, there are no pending renegotiations of, or outstanding rights to renegotiate, any amounts paid or payable under any Material Contract, and no Person has made a written demand to Seller or Parent for any such renegotiation.

3.10 No Undisclosed Liabilities.  There are no Liabilities of Seller of any kind whatsoever and, to Seller’s Knowledge, there are no existing conditions, situations or circumstances which reasonably would be expected to result in such a Liability, other than:

(a) Liabilities disclosed or provided for in the Recent Balance Sheet;

(b) Liabilities incurred in the ordinary course of business consistent with past practice since the Recent Balance Sheet Date, which individually or in the aggregate are not material; and

(c) Liabilities for Taxes accrued but not yet due and payable.

3.11 Litigation.   Except as set forth in Section 3.11 of the Schedule of Exceptions, there is no Claim pending against or, to Seller’s Knowledge, threatened against or affecting Seller or any of its officers, directors or managers in their capacity as such before any Governmental Authority, in each case which is related to or would otherwise affect the Business, the Acquired Assets or the Assumed Liabilities.  Seller is not subject to any judgment, order or decree which is related to or affects the Business, the Acquired Assets or the Assumed Liabilities.  There are no Claims pending by Seller or which Seller presently intends to initiate relating to the Business, the Acquired Assets or the Assumed Liabilities.

3.12 Compliance with Laws and Orders.   Seller is not in material Default under, has not materially Defaulted, and is not, and to Seller’s Knowledge, has not been, under investigation with respect to or been threatened to be charged with or given notice of any material Default under any Law applicable to the Business, the Acquired Assets or the Assumed Liabilities.  Since December 31, 2008, Seller has not received any written notice from any Governmental Authority to the effect that Seller is not in compliance with any Law applicable to the Business, the Acquired Assets or the Assumed Liabilities.

3.13 Permits.   Section 3.13(a) of the Schedule of Exceptions correctly sets forth a list of each material license, franchise, permit, order, registration, certificate, approval or other similar authorization of a Governmental Authority affecting, or relating in any way to, the Business or the ownership or operation of the Acquired Assets (each a “Permit”), and each pending application for any Permit, together with the name of the Governmental Authority issuing such Permit or with which such application is pending.  Seller has all Permits required to carry on the Business as now conducted.  Except as set forth in Section 3.13(b) of the Schedule of Exceptions, (i) the Permits are valid and in full force and effect, (ii) Seller is not in material Default under any Permit, (iii) no proceeding is pending or, to Seller’s Knowledge, threatened, to revoke or limit any Permit, and (iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.  Since December 31, 2008, Seller has not received any written notice from any Governmental Authority to the effect that Seller is not in compliance with any Permit.

3.14 Intellectual Property.

(a) Ownership; Sufficiency.

(i) Seller Intellectual Property consists of and comprises all of the Intellectual Property: (A) used in or required to conduct the Business as currently conducted by Seller; and (B) immediately following the Closing, sufficient for Purchaser to conduct the Business as conducted immediately prior to Closing and to perform all obligations under all Material Contracts.  Seller has not granted, transferred or assigned any right or interest in the Intellectual Property constituting Acquired Assets to any Person.

(ii) Section 3.14(a)(ii)(A) of the Schedule of Exceptions contains a complete list of: (A) all Licensed Intellectual Property, Registered Intellectual Property, and Owned Intellectual Property; (B) all products and services that are distributed, sold, or licensed by Seller and relating to the Business; and (C) all Material Contracts pursuant to which: (1) Seller licenses its Intellectual Property to third parties; or (2) Seller licenses Intellectual Property from third parties.  Seller owns the entire right, title and interest in the Owned Intellectual Property and, to Seller’s Knowledge, all Owned Intellectual Property is valid and enforceable and in full force and effect.  To Seller’s Knowledge, no Owned Intellectual Property is subject to any Claims that challenge the validity or scope of Seller’s rights therein.  Except as set forth on Section 3.14(a)(ii)(A) or (B) of the Schedule of Exceptions, there are no Contracts or arrangements in effect with respect to the marketing, distribution or promotion of the Intellectual Property by any salesperson, distributor, sublicensor or other remarketer or sales organization.

(iii) Seller owns all Intellectual Property developed by former and current personnel of Seller (including employees, contract workers, temporary workers and agents) during and in the course of their employment or Contract with or by Seller.  Except as indicated in Section 3.14(a)(iii) of the Schedule of Exceptions, all of Seller’s current and former employees, consultants, contractors, contract workers, temporary workers, agents and other consultants who have contributed to or participated in the conception, reduction to practice or development of any Owned Intellectual Property; (A) have been a party to a valid and enforceable agreement with Seller that accords Seller full and exclusive and original ownership of all Intellectual Property developed by such individuals for Seller; or (B) have executed valid and enforceable instruments of assignment in favor of Seller as assignee, such instruments conveying to Seller effective and exclusive ownership (including a waiver of any applicable moral rights therein) of all such Intellectual Property; and (z) have executed valid and enforceable agreements protecting the confidential information of Seller and third parties in the possession of Seller from unauthorized use and disclosure.

(b) Adverse Effect.  The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Transactions contemplated by this Agreement will neither result, before or after the Closing, in any termination or loss or impairment of, or give rise to any Lien on, nor require payment of any fee to any third party owners of, any Seller Intellectual Property.

(c) Liens.  Seller has not assigned, hypothecated or otherwise encumbered title in and to any of the Owned Intellectual Property, and Seller has not made or entered into any covenants and agreements not to assert or enforce any Owned Intellectual Property against, another Person (other than licenses and rights granted pursuant to the Contracts listed in Section 3.14(c) of the Schedule of Exceptions or pursuant to non-exclusive licenses granted to end user customers in the ordinary course of business).  The Owned Intellectual Property is free and clear of any Liens (other than licenses and rights granted pursuant to the contracts listed in Section 3.14(c) of the Schedule of Exceptions or pursuant to non-exclusive licenses granted to end user customers in the ordinary course of business).  Seller is not obligated to pay any further sums to another Person for or based on the prior use of Seller Intellectual Property.  Seller does not have any Contract to pay any former or current personnel of Seller (including employees, contract workers, temporary workers and agents) any sums for Seller’s ownership or use of any Owned Intellectual Property.

(d) Infringement. To Seller’s Knowledge, the Business and Acquired Assets do not infringe, misappropriate, or violate the terms of license of any Intellectual Property or Intellectual Property right of any third party.  To Seller’s Knowledge, no third party is infringing or has infringed any Owned Intellectual Property in a manner that would lead to any material Liability if appropriate and commercially reasonable measures are taken after receiving written notice of such infringement.  Seller has not received any notice alleging that the conduct of the Business infringes, misappropriates, or violates the terms of license of any Intellectual Property or Intellectual Property rights of any third party other than immaterial notices received in the ordinary course of business where Seller has responded by ceasing or altering the conduct that gave rise to such notices.  There is no Claim pending or, to Seller’s Knowledge, threatened which challenges the validity, enforceability or ownership of any Owned Intellectual Property.  Except as disclosed in Schedule 3.14(d)(i), Seller has not been sued at any time for infringing any Intellectual Property or Intellectual Property right of another Person.  There are no Claims of infringement of Intellectual Property or Intellectual Property rights pending or, to Seller’s Knowledge, threatened against any Person who would be entitled to indemnification by Seller for such Claims.  Other than pursuant to the contracts listed in Section 3.14(d)(ii) of the Schedule of Exceptions, Seller has not entered into any Contracts that contain express indemnification provisions obligating Seller to indemnify any other party against any charge that a deliverable delivered by Seller to such party infringes any Intellectual Property or Intellectual Property rights of another Person.

(e) Know-How.  Except as disclosed in Section 3.14(e) of the Schedule of Exceptions, there have been no disclosures by Seller to any other Person, other than disclosures to Persons who are bound to hold such information in confidence pursuant to valid and enforceable agreements or obligations or otherwise by operation of Law, of any confidential information that Seller holds as a trade secret and that is material to the operation of the Business, the unauthorized public disclosure of which was, is or could result in a Material Adverse Effect. To Seller’s Knowledge, no material breach or other violation of such confidentiality agreements or obligations (including, without limitation, any breach or violation that materially lessens the value of any material trade secret of Seller applicable to the Business) exists.

(f) Protection.  Seller has taken all reasonable measures to (i) protect the proprietary nature of the Owned Intellectual Property, and has implemented policies therefor, and (ii) ensure the physical and electronic protection of trade secrets from unauthorized access, disclosure, use or modification.  To Seller’s Knowledge, no acts or omissions have occurred that would invalidate, reduce or eliminate, in whole or in part, the enforceability, scope or value of, or Seller’s entitlement to use any material trade secret or other Intellectual Property referenced in Section 3.14(a), or otherwise impair the Business as it is presently conducted. All registrations included in the Intellectual Property used in the Business are in full force and effect, and all applicable fees with respect thereto have been paid.

(g) Joint Ownership.  No Owned Intellectual Property is owned jointly by Seller with a third party where an accounting is due to a joint owner for any exploitation of such Intellectual Property.

(h) No Embedded Third Party Software.  No Owned Intellectual Property contains or requires to function any Software that is owned by or proprietary to any third party (“Third Party Software”), including any Third Party Software that is a part of, embedded in, linked to (whether by static or dynamic linking) or otherwise incorporated in or into the Owned Intellectual Property, except for Third Party Software that is identified as such in: (i) a log-on flash screen or “About” file embedded in the Owned Intellectual Property that is displayed to or readily accessible by a normal end-user thereof; and/or (ii) as disclosed in Section 3.14(h) of the Schedule of Exceptions.  For clarity, this Section 3.14(h), and the term “Third Party Software,” applies to and includes, COTS Software, Open-Source Materials and any other software or software code owned by or proprietary to any third party, whether or not separately compliable or separately available.   The Acquired Assets contain no other programming or materials in which any third party may claim superior, joint or common ownership.

(i) Open-Source Materials.  Except as disclosed in Section 3.14(i) of the Schedule of Exceptions, Seller does not use in the Business, and none of the Software owned, used or distributed by Seller in its operation of the Business incorporates, includes or is otherwise derived from or dependent upon, any Open Source Materials, and no Seller use of any Open Source Materials: (i) creates, or purports to create, material obligations for Seller; or (ii) grants, or purports to grant, to any third party, any rights or immunities in any of Seller’s Software when distributed by Seller to a third party (including Seller using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other Software incorporated into, derived from or distributed with such Open Source Materials be disclosed or distributed in source code form, be licensed for the purpose of making derivative works or be redistributable at no charge).

(j) No Viruses.  All websites owned or operated by Seller as part of its operation of the Business are fit in all material respects for their respective intended purposes and perform in all material respects as intended.  Except as indicated on Section 3.14(j) of the Schedule of Exceptions, Seller has used its reasonable efforts and up-to-date versions of commercially available anti-Virus products and services to ensure that: (i) all Owned Intellectual Property is free of all known Viruses; and (ii) all Owned Intellectual Property does not and shall not contain any code, feature or function designed to: (A) disable the Owned Intellectual Property or render it incapable of processing data; or (B) enable Seller or any third party to: (1) discontinue the effective use by Purchaser of any such Intellectual Property; (2) access, erase, destroy, corrupt or modify any data without Purchaser’s knowledge and consent; or (3) bypass any internal or external security measure without Purchaser’s prior knowledge and consent, in each case, other than any code, feature or function designed for Seller for rendering computer network operations services, information assurance and cybersecurity technology services relating to information leakage detection and prevention, insider communications and threat detection, internet/intranet usage monitoring and external network surveillance.  Seller shall immediately provide to Purchaser written notice in reasonable detail upon becoming aware of the existence of any Virus or any of the foregoing features or functions contained in Seller Intellectual Property.

3.15 [Intentionally Omitted].

3.16 Environmental Matters.

(a) Except as identified in Section 3.16(a) of the Schedule of Exceptions:

(i) no notice, notification, demand, request for information, citation, summons or order has been received by Seller, no penalty has been assessed against Seller and, to Seller’s Knowledge, no Claim is pending or threatened by any Governmental Authority or other Person with respect to any matters relating to Seller and relating to or arising out of any Environmental Law;

(ii) there are no Liabilities of Seller arising under or relating to any Environmental Law, and, to Seller’s Knowledge, there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such Liability;

(iii) Seller is and has been in compliance with all Environmental Laws in all material respects, and has obtained and is in compliance with all Environmental Permits in all material respects; and

(iv) Seller has never performed or subcontracted for performance any asbestos removal, repair or abatement activities with respect to any Contract, its own facilities or otherwise.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the Business or any property or facility now or previously owned, leased or operated by Seller which has not been delivered to Purchaser prior to execution of this Agreement.

(c) Seller has not released, disposed of, transported, stored, generated or arranged for the transportation or disposal of, any Hazardous Materials to, at or upon any location.

3.17 [Intentionally Omitted].

3.18 Employee Benefit Plans.

(a) Section 3.18(a) of the Schedule of Exceptions contains a complete list identifying (i) each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and (ii) each employment, severance or similar Contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, other welfare benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is currently maintained, administered, contributed to or required to be contributed to by Seller or any ERISA Affiliate and covers any Covered Employee, or with respect to which Seller or any ERISA Affiliate has any Liability.  Such plans are referred to herein individually as an “Employee Plan” and collectively as the “Employee Plans.”  For purposes of this Section 3.18, “ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

(b) Neither Seller nor any ERISA Affiliate contributes to or maintains, or has ever contributed to or maintained, or has any Liability with respect to, any plan that constitutes or constituted a “multiemployer plan,” as defined in Section 3(37) of ERISA, or that is or was subject to Title IV of ERISA.  As of the Closing: (i) payment will have been made of all amounts which Seller or any ERISA Affiliate is required to have made at or prior to such time, under applicable Law, as a contribution to each Employee Plan, and no accumulated funding deficiency (as defined in ERISA Section 302 or Code Section 412), whether or not waived, will exist with respect to any Employee Plan; and (ii) no Lien will have arisen under Code Section 401(a)(29).

(c) Each Employee Plan and related trust, if any, has at all times been maintained, operated, and administered (including the filing and distribution of all required reports and descriptions) in material compliance with its terms and with the requirements prescribed by any and all Laws, including ERISA and the Code, which are applicable to such Employee Plan.  No Claim (other than routine benefit claims) has been asserted or instituted or, to Seller’s Knowledge, threatened against any Employee Plan, any trustee or fiduciaries thereof, Parent or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any Employee Plan or any related trust.

(d) Except as set forth in Section 3.18(d) of the Schedule of Exceptions, the consummation of the Transactions will not: (i) entitle any current or former employee or independent contractor of Seller to severance pay, unemployment compensation or any payment, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase or enhance the amount or benefits payable or provided under, or trigger any other material obligation pursuant to, any Employee Plan.  There is no Contract covering any employee or former employee of Seller or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(e) Seller does not have any Liability with respect to post retirement health, medical or life insurance benefits or other welfare benefits for retired, former or current employees, other than pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state Law.  Section 3.18(e) of the Schedule of Exceptions lists those current and former employees of Seller currently eligible to elect coverage under COBRA or currently receiving benefits pursuant to COBRA.

(f) Seller does not employ or otherwise utilize, and has not incurred any direct or indirect Liability in relation to, any Person who performs services for or in relation to Seller as a nominal or actual employee of a professional employer organization, leasing organization or similar arrangement.

(g) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated in good faith compliance with Code Section 409A and Internal Revenue Service Notice 2005-1 and the Proposed Regulations promulgated under Code Section 409A. No Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No stock option granted under any Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h) Seller, each Employee Plan and each Employee Plan “sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) has complied with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA or any comparable state Law.

3.19 Employees.

(a) Section 3.19(a) of the Schedule of Exceptions sets forth a true and complete list as of the date of this Agreement of (i) the names, titles, annual salaries, bonus and other compensation of all current employees of Seller and the wage rates for all non-salaried employees of Seller (by classification) and (ii) the names of, and compensation payable, and independent contractors or consultants of Seller.  Seller has not been notified by any of such employees that such employee intends to resign, retire or discontinue its relationship with Seller as a result of the Transactions or otherwise within one year after the Closing Date.

(b) Other than as set forth in Section 3.19(b) of the Schedule of Exceptions, Seller is not a party to any current employment Contract with any employee or independent contractor.  To Seller’s Knowledge, neither Seller nor any current or former employee or former independent contractor is in violation of any material term of any employment or independent contractor agreement, confidentiality or other proprietary information disclosure agreement or any other Contract entered into by and between such employee and/or independent contractor and Seller.

(c) All of Seller’s employees and independent contractors are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

3.20 Labor Matters.

(a) Seller is in material compliance with all currently applicable Laws respecting employment and employment practices, including provisions relating to wages and hours, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions.  Seller is not engaged in any unfair labor practice, and (other than for wages earned in the ordinary course of business during the payroll period immediately preceding the Closing Date) there exists no basis for the assessment of any unpaid wages with respect to any employee.

(b) There are no labor troubles, including strikes, work stoppages, work slowdowns, picketing or lockouts pending or, to Seller’s Knowledge, threatened against or involving Seller, and (ii) neither Seller nor, to Seller’s Knowledge, any of its officers, directors or employees is the subject of any Claim of any unfair labor practice, grievance, arbitration, negotiation, suit, or action by any employee or employee representative, and no complaint or charge is pending against Seller before the National Labor Relations Board, Equal Employment Opportunity Commission or any other Governmental Authority.

(c) To Seller’s Knowledge, (i) no employee of Seller is represented by a labor union; (ii) no petition has been filed or other Claim instituted by an employee or group of employees of Seller with any labor relations board seeking recognition of a bargaining representative; and (iii) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of Seller, and no demand for recognition of employees of Seller has been made by, or on behalf of, any labor union.

3.21 Real Property.

(a) Seller does not currently own, or has ever owned, any real property.

(b) Section 3.21(b) of the Schedule of Exceptions sets forth a true, correct and complete list of all leases, subleases and other agreements (collectively, the “Real Property Leases”) under which Seller uses or occupies or has the right or obligation to use or occupy or pay rent or other fees for use thereof, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being hereinafter referred to as the “Leased Real Property”).  Seller has good, valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property, all of which will be transferred to Purchaser as part of the transactions contemplated by this Agreement. Seller has heretofore delivered or made available to Purchaser true, correct and complete copies of all Real Property Leases, including all modifications, amendments and supplements thereto.  Each Real Property Lease is valid, binding and in full force and effect, and as of the Closing, all amounts currently due and owing pursuant to the Real Property Leases will have been paid in full.  Seller is not, and, to Seller’s Knowledge, no other party is in Default under any Real Property Lease.  Since December 31, 2008, Seller has not received notice of, nor to Seller’s Knowledge, has there been any threatened Default by any landlord or tenant under any Real Property Lease or under any subordinate transfer under a Real Property Lease.  All required Consents of, filings with, or notices to, any party to any of the Real Property Leases in connection with the Transactions have been completed or will be completed by the Closing Date. All of the land, buildings, structures, plants, facilities and other improvements used by Seller in the Business are included in the Leased Real Property.

(c) Collectively, the Leased Real Property is adequate for the operation of the Businesses as presently conducted and, to Seller’s Knowledge, there are no conditions existing or Claims pending or threatened that would materially impair the adequacy of the Leased Real Property for that purpose.

3.22 [Intentionally Omitted].

3.23 Monthly Page Views; Site Performance / Scalability.

(a) Since November 26, 2008, the number of Page Views of www.dailystrenth.org has not exceeded 19 million Page Views in any single calendar month.  The only Subject Website (as defined in Schedule 2.09 to the Merger Agreement) is www.dailystrength.org and no Person who held Company Capital Stock (as defined in the Merger Agreement) has requested that another website be included within the definition of Subject Website.

(b) All of the rights and obligations of Seller and Parent with respect to the Earn Out Payments are set forth in the Merger Agreement, the Hirsch Employment Agreement and on Schedule 2.09 to the Merger Agreement, true and correct copies of which have been provided to SC and Purchaser, and there are no other rights, obligations, Liabilities or promises, oral or written, relating to the Earn Out Payments.

(c) Seller’s website has been built using hardware and software components that are scalable to meet the Seller-anticipated growing demand of user traffic over the next 12 months with reasonable and proportional expenditures and no known or reasonably foreseeable limitations.  For the avoidance of doubt, scaling to such levels will require further expenditures in hardware and software; provided, however, that there is no obligation, other than any obligation expressly set forth in the Hirsch Employment Agreement, to make any expenditures in hardware, software or otherwise, in order to scale Seller’s website.  For the period beginning January 1, 2009 and ending on the Closing Date, Seller’s website has historically been (and will be) operational for 99.8% of the time, excluding scheduled maintenance (based on the total number of minutes such site was (and will be) operational during such period vs. the total number of minutes in such period, excluding scheduled downtime for maintenance).

3.24 Books and Records.   Seller has maintained Records with respect to the Business, the Acquired Assets and the Assumed Liabilities which are true, accurate and complete in all material respects, and Seller is not aware of any material deficiencies in such Records.  Except as set forth in Section 3.24 of the Disclosure Schedules, Seller does not have any of its primary Records, systems, controls, data or information which are material to the operation of the Business recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller.

3.25 Absence of Unlawful Payments.   Neither (a) Seller, nor (b) any director or officer of Seller, nor (c) any employee, agent or other Person acting on behalf of Seller (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.26 Effect of the Transaction.   Except as disclosed on Section 3.26, no creditor, employee,  or customer or other Person having a material business relationship with the Business has informed Seller that such Person currently intends to change the relationship because of this Agreement or because of any of the Transactions contemplated hereby, nor does Seller have Knowledge of any such intent.

3.27 Finders’ Fees.   Except as set forth in Section 3.27 of the Schedule of Exceptions, no broker, finder, agent or similar intermediary has acted on behalf of Seller in connection with this Agreement or the Transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by Seller in connection therewith.

3.28 Other Business Interests.  Seller  does not engage in any business, other than the Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each of SC and Purchaser represents and warrants to each of Seller and Parent the following matters both as of the date of this Agreement and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is current only as of an earlier date or as of the date of this Agreement):

4.01 Existence and Power.   Each of SC and Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Permits and Consents required to carry on its business as now conducted, except for those Permits and Consents the absence of which would not have a material adverse effect on the ability of SC or Purchaser, as applicable,  to consummate the Transactions.

4.02 Authorization; Binding Effect.   Each of SC and Purchaser has all requisite corporate power and corporate authority required to enter into this Agreement, the Transaction Documents to be executed by it and to perform its obligations under this Agreement and the Transaction Documents to which it is a party and to otherwise consummate the Transactions.  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by SC and Purchaser and the consummation of the Transactions by SC and  Purchaser have been duly authorized by all necessary corporate action on the part of such Person.  This Agreement has been duly executed and delivered by each of SC and Purchaser and constitutes a legal, valid and binding agreement of such Person enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).  All other Transaction Documents delivered at Closing by each of SC and Purchaser will be duly and validly executed by such Person and will constitute the legal, valid and binding agreement of such Person, enforceable against such Person in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.03 Governmental Authorization and Consents.   No Consent of, filing with, or notice to, any Governmental Authority, lender, lessor, creditor, stockholder or any other Person is required in connection with the execution, delivery and performance by either SC or Purchaser of this Agreement and each of the Transaction Documents to which it is a party, and the consummation by such Person of the Transactions.

4.04 Non-contravention.   The execution and delivery of this Agreement and the other Transaction Documents by each of SC and Purchaser, the performance by such Person of its obligations hereunder and thereunder and the consummation of the Transactions do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of either SC or Purchaser, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any applicable Law binding upon or applicable to SC or Purchaser in any material respect or (iii) require notice, or constitute a Default under, any Contract binding upon SC or

Purchaser, except as would not have a material adverse effect on the ability of such Person to consummate the Transactions.

4.05 Litigation.   To Purchaser’s Knowledge, there is no litigation, action, suit, proceeding, or governmental investigation pending or threatened against either SC or Purchaser, at law or in equity or before any federal, state, municipal, local or other Governmental Authority, which might have a material adverse effect on the ability of either SC or Purchaser to consummate the Transactions, nor does SC or Purchaser know or have reason to know of any grounds for any such litigation, action, suit, proceeding, or investigation.

4.06 Finders’ Fee.   No broker, finder, agent or similar intermediary has acted on behalf of either SC or Purchaser in connection with this Agreement or the Transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by either SC or Purchaser in connection herewith.

4.07 Payment of Liabilities.  There is no pending proceeding for the dissolution, liquidation, insolvency or recapitalization of the Purchaser or SC nor, to Purchaser’s Knowledge, has any third party threatened to commence any such proceeding.  Each of Purchaser and SC has not incurred, does not intend to incur, or believes (nor should it reasonably believe) that it will incur (whether contemplated by the Transactions or otherwise), any Liability, including the Assumed Liabilities, beyond its ability to pay such Liabilities as they become due.

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS

5.01 Actions Pending Closing.

(a) From the date hereof through the earlier of the Closing or the termination of this Agreement and except as expressly contemplated by this Agreement, Seller agrees (i) to conduct the Business only in the ordinary course and in substantially the same manner as heretofore conducted, (ii) to use its reasonable best efforts to preserve its business organizations intact, and to retain its present officers and key employees who participate in the Business, to preserve the goodwill of customers, suppliers and all other Persons having business relationships with Seller in its operation of the Business, (iii) to pay its obligations to its creditors in the ordinary course of business, (iv) to use its reasonable best efforts to maintain and keep the Acquired Assets in as good repair and condition as at present, ordinary wear and tear excepted, (v) to operate the Business in compliance with all applicable Laws, (vi) to confer with Purchaser concerning operational matters that may have a Material Adverse Effect, and (vii) to maintain in effect and, when necessary, renew Seller Policies and to confer with Purchaser prior to making any modifications to the Seller Policies.

(b) Without limiting the generality of the foregoing, prior to the Closing, Seller shall not, except as contemplated by this Agreement or as set forth in Section 5.01 of the Schedule of Exceptions, without the prior written consent of Purchaser, which consent shall not be unreasonably denied, take any action that would cause any of its representations to be untrue or inaccurate at any time or authorize, or commit or agree to take, any such action or any action that would cause it to fail to satisfy any of the conditions to Closing set forth in Section 6.03.

5.02 Efforts; Consents.  Each party hereto agrees to use reasonable best efforts, at its own cost and expense, to take or cause to be taken all actions necessary, proper or advisable to consummate the Transactions on or prior to October 31, 2009.  Without limiting the generality of the foregoing, each of the parties hereto shall use reasonable best efforts to obtain all Consents of, make any filings with, or give any notices to, any Governmental Authority or any other Person that are or may become necessary for the performance of its respective obligations pursuant to this Agreement, the other Transactions Documents and the consummation of the Transactions, and shall cooperate fully in promptly seeking to obtain, make or give such Consents, filings and notices as may be necessary for the performance of its respective obligations pursuant to this Agreement, the other Transaction Documents and the Transactions.

5.03 Access to Records.

(a) Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such investigation of the Acquired Assets and Business and such examination of the books, records and financial condition of Seller as Purchaser may request.  Any such investigation and examination shall be conducted after providing reasonable prior notice and Seller shall cooperate therewith.  In order that Purchaser may have the opportunity to make such business, accounting and legal review, examination or investigation as it requests, Seller shall furnish the representatives of Purchaser, during such period, with all such information and copies of such documents as such representatives may request, shall make available its officers and employees as such representatives may reasonably request, and shall cause its officers and employees to, and use its best efforts to cause its consultants, agents, accountants and attorneys to, cooperate fully with such representatives in connection with such review and examination.  Between the date of this Agreement and the Closing Date, as soon as the same are available, Seller will provide Purchaser with copies of the regularly prepared financial statements of Seller, if any.

(b) Between the date of this Agreement and the Closing Date, Purchaser will not, without the prior written consent of Parent, disclose any Parent or Seller Confidential Information to any Person other than those of its Representatives who are actively assisting in completion of the Transactions and integration of Seller’s Business, unless, upon the advice of counsel to Purchaser, disclosure is required to be made pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules of NASDAQ or any other relevant securities exchange or other applicable Law.  In the event that Purchaser or any of its Representatives are requested pursuant to, or required by, Law to disclosure any Parent or Seller Confidential Information, Purchaser agrees that it will provide Parent with prompt notice of such request or requirement in order to enable Parent, at Parent’s sole expense, to seek an appropriate protective order or other remedy or to waive compliance, in whole or in part, with the terms hereof.

5.04 Notification of Certain Matters.

(a) Seller shall give immediate notice to Purchaser if any of the following occurs after the date of this Agreement and prior to or on the Closing Date: (i) any notice of, or other communication relating to, a Default under any Material Contract; (ii) receipt by Seller of any notice or other communication in writing from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement, other than a Consent disclosed pursuant to Section 3.03; (iii) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement of Seller hereunder not to be complied with or satisfied; (iv) the commencement or threat of any litigation or government investigation involving or affecting the Business or any Acquired Asset; (v) the occurrence or non-occurrence of any fact or event that causes a breach by Seller of any provision of this Agreement applicable to it; (vi) receipt by Seller of any notice or other communication from any Governmental Authority in connection with the Transactions; and (vii) the occurrence of any fact or event of which it becomes aware that results in the inaccuracy in any representation or warranty of Seller; provided, however, that the delivery of any notice pursuant to this provision shall not modify any representation or warranty of any party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to Purchaser and the failure of Purchaser to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of Seller.

(b) Purchaser shall give immediate notice to Parent if any of the following occurs after the date of this Agreement and prior to or on the Closing Date: (i) receipt by Purchaser of any notice or other communication in writing from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement, other than a Consent disclosed pursuant to Section 3.03 above; (ii) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement of Purchaser hereunder not to be complied with or satisfied; (iii) the commencement or written threat of any material litigation or government investigation involving or affecting Purchaser or any of its properties or assets; (iv) the occurrence or non-occurrence of any fact or event that causes, a breach by Purchaser of any provision of this Agreement applicable to it; (v) receipt by Purchaser of any notice or other communication from any Governmental Authority in connection with the Transactions; (vi) the occurrence of any fact or event of which it becomes aware that results in the inaccuracy in any representation or warranty of Purchaser; provided, however, that, subject to Section 8.02, the delivery of any notice pursuant to this provision shall not modify any representation or warranty of any party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to Parent or Seller and the failure of Parent or Seller to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of Purchaser.

5.05 Employee Matters .

(a) Purchaser may in its sole discretion, but is not obligated to, make offers of employment to employees of Seller who are engaged in the Business and certain independent contractors providing Business-related services to Seller (such Persons who accept the terms and conditions of such offer and who are employed by Purchaser are hereinafter referred to as “Hired Employees”). Seller agrees to, as determined by and in coordination with Purchaser, terminate or transfer or cause to be terminated or transferred the employment (or independent contractor arrangement, as applicable) of all Hired Employees. Purchaser shall at its discretion establish the initial terms and conditions of employment for all Hired Employees. Seller shall remain solely responsible for all employees and independent contractors that are not Hired Employees and all Claims related thereto.  Notwithstanding the foregoing, at its discretion at any time after November 24, 2011, Parent may enter into an agreement with Douglas Hirsch to provide services to Parent, so long as: (i) such services are not for the benefit of any business competitive with the

Business or any other business conducted by SC or Purchaser; and (ii) such services do not interfere with Mr. Hirsch’s responsibilities to SC or Purchaser following the Closing.

(b) Seller shall pay or shall cause to be paid (or arrange for its insurance carriers to pay) all amounts due Hired Employees until the Closing Date, including amounts due as wages or salary, on account of severance, health claims, bonus and other benefits for such employees until the Closing Date, when and as the same become due.  Purchaser shall be responsible for any severance and benefits amounts due any employee or independent contractor arrangement, as applicable, terminated by Seller at Purchaser’s discretion.

(c) The active participation by all Hired Employees in Employee Plans of Seller and Parent will cease as of the Closing Date. Neither SC nor Purchaser will assume or continue, and will have no responsibility or Liability to the Hired Employees or any other Person under or with respect to, any Employee Plans of Seller or Parent.

(d) Seller shall continue to make or shall cause to be made all required contributions to any Employee Plan on behalf of its employees through and including the Closing Date.

(e) Seller will be responsible for making continuation coverage under COBRA under an Employee Plan available to any Hired Employee and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), before or as of the Closing Date. Purchaser will be responsible for making continuation coverage under COBRA under an Employee Plan available to any Hired Employee and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), after the Closing Date. Neither SC nor Purchaser will, nor will be required to, pay for, fund or subsidize the purchase of COBRA continuation coverage under an Employee Plan by or on behalf of any Hired Employee, spouse or dependent after the Closing.

(f) Seller shall pay all costs and Liabilities arising out of the termination of any of Seller’s employees or independent contractors who are not Hired Employees, including: (i) compliance with the requirements of the Workers Adjustment and Retraining Notification Act or under any similar or analogous Law having applicability to Seller or the Business: (ii) administration and payment of any severance benefits, and if provided, out-placement assistance; (iii) accrued salary, vacation and benefits or other payments, whether or not payable under Contract; (iv) providing COBRA benefits under an Employee Plan and applicable Law; and (v) any other related obligations and Liabilities. Purchaser shall pay all such costs and Liabilities of the type described in this paragraph with respect to all Hired Employees who are terminated after the Closing to the extent incurred after the Closing.

(g) Seller shall prevent any and all actions and omissions to act which would directly or indirectly give rise to any Liability or other obligation on the part of either SC, Purchaser or their respective Affiliates (or any group health plan relating to SC, Purchaser or any of their respective Affiliates): (i) as or in relation to a “successor employer” under COBRA or applicable Law in connection with the Transactions or any group health plan relating to Seller or any of its Affiliates; or (ii) in connection with any Employee Plan.

(h) The provisions of this Agreement are for the benefit of SC, Purchaser and Seller only, and no employee or independent contractor of Seller or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of Seller, any other employee or legal representatives or beneficiaries thereof, or any other Person, any rights or remedies, including any right to employment or retention as an independent contractor or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at will.

5.06 Consents; Failure to Obtain Consents.  After the Closing Date, Seller will use its commercially reasonable efforts to obtain or cause to be obtained any Consents required to be obtained by Seller in connection with the Transactions that are requested by Purchaser and that have not been previously obtained prior to or at the Closing, and Purchaser shall provide its cooperation in such regard if reasonably requested by Seller.  If any Consent with respect to any Contract or Permit is required to be obtained by Seller in connection with the Transactions has not been obtained as of the Closing Date, then Seller shall continue to use its commercially reasonable efforts to obtain or cause to be obtained such Consent following the Closing Date, Purchaser shall provide its cooperation in such regard if reasonably requested by Seller, and Seller shall cooperate in any reasonable arrangement which is designed to provide Purchaser with the benefits of such Consent until such time the Consent is actually obtained by Seller.

5.07 Transition Cooperation; Mail Received After Closing.

(a) Following the Closing Date, Purchaser may receive and open all mail addressed to Seller that Purchaser reasonably believes relates to the Business, the Acquired Assets or the Assumed Liabilities, and, to the extent that such mail and the contents thereof relate to the Business, the Acquired Assets or the Assumed Liabilities, deal with the contents thereof at its reasonable discretion.  Following the Closing Date, Seller may receive and open all mail addressed to Purchaser that Seller reasonably believes relates to the Excluded Assets or Retained Liabilities, and, to the extent that such mail and the contents thereof relate to the Excluded Assets or Retained Liabilities, deal with the contents thereof at its reasonable discretion. From and after the Closing Date, Seller shall promptly forward or cause to be forwarded to Purchaser any mail received by Seller that relates to the Business, the Acquired Assets or the Assumed Liabilities, and Purchaser shall promptly forward or cause to be forwarded to Seller any mail received by Purchaser that relates to the Excluded Assets or the Retained Liabilities.

(b) Following the Closing Date, Seller hereby grants to Purchaser the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of Seller, any checks, drafts, documents and instruments constituting payment of any notes or accounts receivable included in the Acquired Assets and that are payable to, payable to the order of, or endorsed in favor of Seller or any agent of Seller.  Seller agrees promptly to endorse and pay over or cause to be endorsed and paid over to Purchaser, without deduction or offset, the full amount of any payment received by Seller after the Closing Date in respect of goods sold or services rendered as part of the Business.

5.08 Other Post-Closing Expenses.  Seller is responsible for all expenses (other than those related to Assumed Liabilities) related to the Business incurred prior to and on the Closing

Date and SC or Purchaser, as applicable, is responsible for all Assumed Liabilities and for all expenses related to the Business first incurred after the Closing Date, and Purchaser will forward to Seller invoices for expenses relating solely to the period on and before the Closing Date (other than the Assumed Liabilities) and Seller shall pay such invoices directly to the payee.  In order to assure Purchaser of no disruption in services, Purchaser may pay any invoices which reflect expenses relating to both the period before and after the Closing Date, however, Seller shall remain obligated for its portion of such expenses in accordance with the terms of this Agreement.  On or before forty-five (45) days after the Closing Date, Purchaser and Seller will provide each other with a list of all such pro-rated, pre-Closing Date-paid, Closing Date-paid and post-Closing Date-paid expenses that are not otherwise addressed by this Agreement as Assumed Liabilities.  Purchaser and Seller shall reimburse each other promptly for any amounts due each other at that time and thereafter within ten (10) days after receipt of proof of payment of any such expenses.

5.09 Payment of Retained Liabilities.  Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement when due.  If any such Liabilities are not so paid or provided for, or if Purchaser reasonably determines that failure to make any payments will impair Purchaser’s use or enjoyment of the Acquired Assets, Purchaser may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and the full amount of all such payments made by Purchaser shall be promptly reimbursed by Seller following Purchaser’s written notice to Seller thereof.

5.10 Further Assurances.  All deliveries, payments and other transactions and documents relating to the Transactions shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to Closing).  Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the parties hereunder or to otherwise give effect to the Transactions.  Without limiting the generality of the foregoing, each of Parent and Seller shall, upon the request of Purchaser and without further consideration, in a timely manner on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser all of Seller’s and Parent’s rights to the Acquired Assets.

5.11 Press Releases and Announcements.  Purchaser, Seller, Parent and their respective officers, employees, and agents agree to reasonably cooperate in making any press release or other public announcement or disclosure regarding or relating to this Agreement or any transaction contemplated hereby.

5.12 Earn-Out Payment.  Neither Seller, Parent nor any of their Affiliates shall take any action with respect to (or otherwise affecting) the Earn-Out Payment or any Liabilities with respect thereto, in each case which could adversely impact SC’s or Purchaser’s obligations hereunder, without SC’s prior written consent.  In addition, promptly after its receipt of any Claim or other correspondence relating to any Earn-Out Payment, or the results of any internal or third-party analysis of the data comprising any metrics supporting the payment or non-payment of any Earn-Out Payment, each of Seller, Parent or its respective Affiliates, as applicable, shall forward the same to SC.

ARTICLE VI
CONDITIONS TO CLOSING

6.01 General Conditions.   The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the following conditions, unless waived in writing prior to the Closing Date by each party:

(a) Governmental Consents, Approvals and Waivers.  To the extent required by applicable Law or Permit, all Consents required to be obtained from, and notices required to be given to, any Governmental Authority required in order for the parties to consummate the Transactions shall have been received, obtained or given, as the case may be, and shall be in full force and effect.

(b) No Actions or Orders.  No Law shall have been adopted, promulgated, entered, enforced or issued (and not repealed, superseded, lifted or otherwise made inapplicable) by any Governmental Authority which, or Claim shall be pending or threatened before any court, other Governmental Authority or arbitrator which, if successful, would (i) enjoin, restrain, or prohibit the consummation of any of the Transactions or (ii) have the effect of making illegal or otherwise prohibiting any of the Transactions.

(c) Subscription Agreement.  Each of Parent and SC shall have executed and delivered (or tendered subject only to Closing) to the other, a Subscription Agreement pursuant to which Parent is acquiring stock in SC concurrent with the Closing, in the form attached as Exhibit 6.01(c).

(d) Promissory Note.  Parent shall have executed and delivered (or tendered subject only to Closing) to SC a Promissory Note, in the form attached as Exhibit 6.01(d).

(e) Stockholder Agreements.  Each of Parent and SC and each other stockholder of SC shall have executed and delivered (or tendered subject only to Closing) to the other, a counterpart to each agreement among SC and its stockholders (including a Co-Sale and Right of First Refusal Agreement, Voting Agreement and Investor Rights Agreement) in the forms attached as Exhibit 6.01(e).

(f) Services Agreement.  Each of Parent and SC shall have executed and delivered (or tendered subject only to Closing) to the other, a counterpart to the Services Agreement (the “Services Agreement”) in the form attached as Exhibit 6.01(f).

(g) Other Agreements.  Each party to an agreement set forth on Exhibit 6.01(g) shall have received counterpart signature pages from all other parties to such agreement.

6.02 Conditions to Obligations of Parent and Seller.

  The obligation of Parent and Seller to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by Seller:

(a) Representations and Warranties.  Each of the representations and warranties of each of SC and Purchaser contained herein that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b) Covenants.  Each of SC and Purchaser shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c) Assignment Documents.  Each of SC and Purchaser shall have executed and delivered (or tendered subject only to Closing) to Parent and Seller an Assignment and Assumption Agreement, in the form of Exhibit 6.02(c) (the “Assignment and Assumption Agreement”).

(d) Standstill Agreement.  Each of SC and Purchaser shall have executed a Standstill Agreement, in the form of Exhibit 6.02(d).

(e) License Agreements.   SC shall have executed and delivered (or tendered subject only to Closing) to Parent the License Agreements in the form attached as Exhibit 6.02(e).

(f) Certificates.  Certificates, in form and substance reasonably satisfactory to Seller and its legal counsel, of the Secretary of each of SC and Purchaser certifying and attaching all requisite resolutions or actions of each of SC and Purchaser’s board of directors approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of each of SC and Purchaser executing this Agreement and any other document relating to the Transactions and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.02(b).

(g) Third Party Consents.  Purchaser shall have notified Seller it is satisfied with the form and substance of each Consent listed in Schedule 6.03(c).

6.03 Conditions to Obligations of SC and Purchaser.

  The obligations of each of SC and Purchaser to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by Purchaser:

(a) Representations.  Each of the representations and warranties of Seller  and Parent contained herein that are qualified as to materiality or a Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b) Covenants.  Each of Parent and Seller shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Consents.  Each of Parent and Seller shall have obtained and provided to Purchaser each Consent listed in Schedule 6.03(c), if any, each in form and substance reasonably satisfactory to Purchaser.

(d) No Material Adverse Effect.  There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Material Adverse Effect.

(e) Assignment Documents.  Parent and Seller, as applicable, shall have executed and delivered (or tendered subject only to Closing) to Purchaser, the Assignment and Assumption Agreement, a Bill of Sale in the form attached as Exhibit 6.03(e)(i) (the “Bill of Sale”) and a Trademark Assignment Agreement  in the form attached as Exhibit 6.03(e)(ii) (the “Trademark Assignment Agreement”).

(f) Certificates.  Purchaser shall have received the following:

(i) certificates, in form and substance satisfactory to Purchaser and its legal counsel and executed by each of Parent and Seller, as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.03(a) and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.03(b); and

(ii) certificates, in form and substance reasonably satisfactory to Purchaser and its legal counsel, of the Secretary of each of Parent and Seller certifying and attaching all requisite resolutions or actions of Seller’s and Parent’s board of directors approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Seller and Parent executing this Agreement and any other document relating to the Transactions.

6.04 Closing.  The consummation of the Transactions (the “Closing”) will take place at the offices of Nelson Mullins Riley & Scarborough LLP, 201 17th Street, Suite 1700, Atlanta, Georgia, at 10:00 a.m., Atlanta, Georgia time, on the date which is no later than two (2) Business Days following the satisfaction (or waiver, if applicable) of the conditions in this Article VI, or at such other place and time as the parties have mutually agreed in writing.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

ARTICLE VII
INDEMNIFICATION AND SURVIVAL

7.01 Survival.

(a) All representations and warranties contained in this Agreement or incorporated herein by reference or in any certificate delivered by a party pursuant to this Agreement shall (i) survive the Closing, notwithstanding any investigation made by or on behalf of any party hereto, and (ii) be deemed to be made as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is as of a certain date), in each case, subject to the limitations set forth in this Section 7.01.

(b) The representations and warranties contained in or made pursuant to this Agreement and the indemnity obligations set forth in Sections 7.02(a)(i) and 7.02(b)(i) shall terminate and expire on, and no Claim with respect thereto may be brought after, the date that is eighteen (18) months after the Closing Date; provided, however, that: (i) the representations, warranties and related indemnity obligations under Sections 3.01 (Existence and Power), 3.02 (Authorization; Binding Effect), 3.05(a) (Title to and Condition of Properties), 4.01 (Existence and Power) 4.02 (Authorization; Binding Effect) and 4.07 (Payment of Liabilities) shall survive until expiration of the respective applicable statute of limitations for each such item, and (ii) the representations, warranties and related indemnity obligations under Sections 3.14 (Intellectual Property), 3.16 (Environmental Matters), 3.18 (Employee Benefit Plans), 3.27 (Finders’ Fees) and 4.06 (Finders’ Fees) shall terminate on, and no Claim with respect thereto may be brought after, the date that is twenty-four (24) months after the Closing Date.

(c) Except as otherwise expressly provided herein, the covenants and agreements of the parties contained in this Agreement shall survive indefinitely the execution and delivery hereof and the consummation of the Transactions.  Notwithstanding any other provision of this Agreement, if any Claim for Damages is asserted by any Indemnitee prior to the termination of the representation, warranty or indemnification obligation pursuant to this Section 7.01, the indemnity obligations shall continue with respect to such Claim until the resolution thereof, provided that such asserted indemnification is identified in writing to Seller prior to the expiration of such indemnity.

(d) The right to indemnification or any other remedy based on warranties, representations, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any warranty or representation, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such warranties, representations, covenants and agreements.

7.02 Indemnification.   After the Closing, subject to the limitations and qualifications set forth in this Article VII, each of Seller and Parent, on the one hand, and SC and Purchaser, on the other hand (each in such capacity, an “Indemnitor” and collectively, the “Indemnitors”) shall, jointly and severally, indemnify and hold harmless each of SC, Purchaser, their respective Affiliates, and each of their respective stockholders, trustees, directors, officers and other Representatives, on the one hand, and Seller, Parent, their respective Affiliates, and each of their respective stockholders, trustees, directors, officers and other Representatives, on the other hand (collectively in such capacities, the “Indemnitees”) from and against and in respect of any and all Claims, Damages and Losses which arise out of, relate to or result from:

(a) in respect of Seller’s or Parent’s capacity as Indemnitor:

(i) the inaccuracy in or breach of any representation or warranty made by an Indemnitor in any Transaction Document (including the Schedule of Exceptions),

(ii) the breach or non-fulfillment of any covenant or agreement made by Indemnitor in any Transaction Document,

(iii) the Retained Liabilities (including any Liabilities set forth on Section 3.11 of the Schedule of Exceptions or in respect of Taxes or ERISA arising prior to Closing),

(iv) any Claim for finder’s fees Seller or Parent incurs, and

(v)  enforcing the indemnity hereunder.

(b) in respect of SC’s or Purchaser’s capacity as Indemnitor:

(i) the inaccuracy in or breach of any representation or warranty made by an Indemnitor in any Transaction Document (including the Schedule of Exceptions),

(ii) the breach or non-fulfillment of any covenant or agreement made by Indemnitor in any Transaction Document,

(iii) the Assumed Liabilities,

(iv) any Claim for finder’s fees SC or Purchaser incurs, and

(v) enforcing the indemnity hereunder.

7.03 Notice of Indemnification Claims.

(a) Notice of Claims.  If (i) a Claim is made by a third party against any Indemnitee, (ii) the Indemnitee believes in good faith that such party has experienced or incurred Damages, and (iii) the Indemnitee believes in good faith that it may be entitled to indemnification under Section 7.02, then such Indemnitee shall give to Parent written notice of such Claim or Damages (“Indemnification Notice”) as soon as reasonably practicable (provided that failure to give such notice shall not limit an Indemnitor’s indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects an Indemnitor’s ability to defend against the Claim).  If a Claim relates to an action filed by a third party, such notice will be given by the Indemnitee to Seller promptly but in no event more than thirty (30) days after the Indemnitee has received written notice of such Claim (provided that failure to give such notice shall not limit an Indemnitor’s obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects an Indemnitor’s ability to defend against the Claim).  The Indemnification Notice will describe with reasonable specificity the nature of the Claim, a good faith estimate of the Damages (to the extent then known) and the basis for the Damages associated therewith.

(b) Procedure in Event of Indemnification Claim.  If an Indemnitee desires to assert an indemnification claim pursuant to Section 7.02, the Indemnitee promptly shall provide an Indemnification Notice to Parent or SC, as applicable, in accordance with the procedures set forth in Section 7.03(a).  If Parent or SC, as applicable, within thirty (30) days after receipt of the Indemnification Notice does not object to the propriety of the indemnification claims described as being subject to indemnification pursuant to Section 7.02 or the amount of Damages asserted in the Indemnification Notice, the indemnification claims described in the Indemnification Notice shall be deemed final and binding (a “Permitted Indemnification Claim”).  If Parent or SC, as applicable, contests the propriety of an indemnification Claim described on the Indemnification Notice and/or the amount of Damages associated with such Claim, then Parent or SC, as applicable, shall deliver to the Indemnitee a written notice detailing with reasonable specificity all then known objections the Indemnitee has with respect to the indemnification claims contained in the Indemnification Notice (“Indemnification Objection Notice”).  If Parent or SC, as applicable, and the Indemnitee are unable to resolve the disputed matters described in the Indemnification Objection Notice within fifteen (15) business days after the date the Indemnitee received the Indemnification Objection Notice, the disputed matters will be resolved by litigation in an appropriate court of competent jurisdiction. Any undisputed indemnification claims contained in the Indemnification Notice shall be deemed to be final and binding and shall constitute a Permitted Indemnification Claim.  If Final Resolution of the litigation results in all or any portion of an indemnification Claim properly being subject to indemnification pursuant to Section 7.02, such Claim or portion thereof shall be final and binding and shall constitute a Permitted Indemnification Claim.

(c) Defense of Third Party Claims.

(i) An Indemnitee against whom a third party Claim is made shall give Parent or SC, as applicable, notice of such Claim in accordance with Section 7.03(a) so that an Indemnitor shall have an opportunity to defend such Claim, at such Indemnitor’s sole expense and with legal counsel selected by an Indemnitor and reasonably satisfactory to the Indemnitee; provided, that such Indemnitee at all times also shall have the right to participate fully in or to assume control of such defense at such Indemnitee’s sole expense and each Indemnitor will cooperate fully with the Indemnitee; provided, further, that if the Indemnitee undertakes the sole defense of such Claim, it shall defend such Claim in good faith, shall apprise Parent or SC, as applicable, from time to time as the Indemnitee deems appropriate of the progress of such defense and shall not consent to the entry of any judgment or enter into any settlement except with the written consent of Parent or SC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed).  In addition, the Indemnitee will have the right to employ one law firm as legal counsel, together with a separate local law firm in each applicable jurisdiction (each, “Separate Counsel”), to represent the Indemnitee in any action or group of related actions if, in the Indemnitee’s reasonable judgment at any time, either a conflict of interest between the Indemnitee and an Indemnitor exists with respect to such Claim or there may be defenses available to the Indemnitee that are different from or in addition to those available to either Indemnitor, and in that event: (i) the reasonable fees and expenses of such Separate Counsel will be paid by the Indemnitors; and (ii) each Indemnitor and the Indemnitee will have the right to conduct its own defense of such Claim.  Failure of Parent or SC, as applicable, to give an Indemnitee written notice of its election to defend such Claim within twenty (20) days after receipt of notice thereof shall be deemed a waiver by each Indemnitor of its right to defend such Claim.  If both Indemnitors shall elect not to assume the defense of such Claim (or if both Indemnitors shall be deemed to have waived its right to defend such Claim), the Indemnitee against whom such Claim is made shall have the right, but not the obligation, to undertake the sole defense of, and at the expense of, the Indemnitors (including the payment of the Indemnitees’ reasonable attorneys’, accountant and expert fees).  No Indemnitor, in the defense of such Claim, shall consent to the entry of any judgment or enter into any settlement (except with the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed) that includes any admission of Liability by, on behalf of or with respect to any indemnified party or does not include as an unconditional term thereof the giving by the claimant to all the Indemnitees against whom such Claim is made or indemnification is provided of a general release from all past, present and future Liability in respect of, relating to or arising from such Claim or the alleged acts or omissions on which such Claim is based (which release shall exclude only any obligations incurred in connection with any such settlement) or contains any limitation, restriction, sanction or restriction on the conduct, or conduct of any business, by any such Indemnitee.

7.04 Limitations.

(a) An indemnified party shall not be entitled to indemnification under Section 7.02(a)(i) or Section 7.02(b)(i), except if and to the extent that the aggregate Losses incurred by the Indemnitees exceeds the sum of $15,000 (the “Threshold Amount”), and, if and when the aggregate amount of Losses for which the Indemnitees may recover under Section 7.02(a)(i) or Section 7.02(b)(i), as applicable, exceeds the Threshold Amount, then such Indemnitees shall be entitled to indemnification for Losses in excess of such amount.  The limitations set forth in this Section 7.04(a) shall not apply to (A) any Claims related to an inaccuracy or breach of any representation or warranty contained in Sections 3.01 (Existence and Power), 3.02 (Authorization; Binding Effect), 3.27 (Finders’ Fees), 4.01 (Existence and Power), 4.02 (Authorization; Binding Effect) 4.06 (Finders’ Fees) or 4.07 (Payment of Liabilities), or (B) any Claims based on a finding of fraud or willful misrepresentation.

(b) Subject to the limitations set forth in this Article VII, and except for Claims based upon a finding of fraud or willful misrepresentation, no Indemnitee shall be entitled to indemnification under Section 7.02(a)(i) in an aggregate amount greater than the sum of (i) $150,000, plus (ii) any Earn-Out Payment to which SC becomes obligated pursuant to Section 2.03(b).  Except for Claims based upon a finding of fraud or willful misrepresentation, the indemnification provisions set forth in this Article VII shall be the Indemnitees’ sole and exclusive remedy for all Claims, Losses and Damages arising out of the matters set forth in this Article VII and Seller and Parent, on the one hand, and SC and Purchaser, on the other hand, hereby waive, for and on behalf of all of their related Indemnitees, any and all other remedies, whether at law or in equity, that are otherwise available to the Indemnitees, or any of them, arising out of this Agreement and the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, nothing in this Agreement shall eliminate the ability of a party hereto to apply for equitable remedies to enforce the other party’s or parties’ obligations under this Agreement.

(c) THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE INDEMNIFIABLE DAMAGES ARE BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE, FRAUDULENT

TRANSFER ACT, ENVIRONMENTAL LAW, OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.  THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII ARE NOT INTENDED TO AFFECT AN INDEMNITEE’S OBLIGATION TO USE COMMERCIALLY REASONABLE EFFORTS TO MITIGATE DAMAGES WITH RESPECT TO ANY CLAIM.

(d) NOTWITHSTANDING ANY PROVISION HEREIN, NO INDEMNITOR SHALL IN ANY EVENT BE LIABLE TO AN INDEMNITEE ON ACCOUNT OF ANY INDEMNITY OBLIGATION SET FORTH IN SECTION 7.02 FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (EXCLUDING ANY PUNITIVE DAMAGE ASSESSED AGAINST AN INDEMNITEE IN RESPECT OF A CLAIM BY A THIRD PARTY).

7.05 Right of Setoff.  Each of Purchaser and SC shall be entitled to set-off the amount of any indemnification payment owed to Purchaser or SC under this Article VII against any amounts SC or Purchaser may owe either Parent or Seller, including any obligations of SC to pay any Earn-Out Payment pursuant to Section 2.03(b) and any amounts SC may become obligated to pay under the Services Agreement; provided, however, that any amounts which SC may become obligated to pay under the Services Agreement which are set-off by Purchaser or SC in accordance with this Section 7.05 shall be: (a) first, treated as payments made by Purchaser under the Promissory Note referenced in Section 6.01(d) until such Promissory Note is paid in full; and (b) second, after such Promissory Note is paid-in-full, treated as an indemnity payment pursuant to this Article VII.

ARTICLE VII
TERMINATION

8.01 Termination of Agreement.   This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

(a) by the mutual written consent of SC and Purchaser, on the one hand, and Seller and Parent, on the other;

(b) by either Parent or Seller, on the one hand, or either Purchaser or SC, on the other hand, by written notice to the other parties hereto, if any Governmental Authority with jurisdiction over such matters shall have issued an order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order shall have become final and unappealable; provided, however, that the terms of this Section 8.01(b) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such order or to have such order vacated or made inapplicable to the Transactions to which such order relates;

(c) by any of Parent, Seller, SC or Purchaser, by written notice to the other parties hereto, if the Transactions shall not have been consummated on or before October 31, 2009.

(d) by either SC or Purchaser, by written notice to Seller, in the event (i) that any representation or warranty of Seller contained herein that is qualified by materiality or Material Adverse Effect (or similar concept) is not true and correct, or if not so qualified, is not true and correct in all material respects, or (ii) of a material breach by Seller of any covenant of Seller contained in this Agreement, in either case which cannot be or has not been cured within ten (10) days after the giving of written notice to Seller of such inaccuracy or breach; or

(e) by either Parent or Seller, by written notice to Purchaser, in the event (i) that any representation or warranty of Purchaser contained herein that is qualified by materiality or Material Adverse Effect (or similar concept) is not true and correct, or if not so qualified, is not true and correct in all material respects, or (ii) of a material breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement, in either case which cannot be or has not been cured within ten (10) days after the giving of written notice to Purchaser of such inaccuracy or breach.

8.02 Effect of Termination.   If this Agreement is terminated pursuant to Section 8.01, (i) this Agreement shall forthwith become void and have no further force or effect, and (ii) the parties shall have no Liability under this Agreement, provided that termination is not based on a willful material breach of any agreement or covenant set forth in this Agreement, in which event the terminating party will be entitled to exercise any and all remedies available under law or for such breach.  Notwithstanding the foregoing, the obligations of the parties contained in this Section 8.02 and Section 9.03 shall survive any such termination.

ARTICLE IX
CONFIDENTIALITY

9.01 Definition.  “Confidential Information” shall mean any and all information concerning the Business or the business affairs of SC, Purchaser or Seller, and shall include such information as it relates to any Affiliate of SC, Purchaser or Seller.  Without limiting the generality of the foregoing, Confidential Information includes but is not limited to:

(a) proprietary information of SC, Purchaser, Parent or Seller;

(b) financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, the names and backgrounds of key personnel, customer lists and customer information, personnel training and techniques and materials, marketing plans or market expansion proposals and sales techniques and materials of SC, Purchaser, Parent or Seller, however documented;

(c) information that it could be reasonably inferred to confer a competitive advantage against SC, Purchaser, Parent or Seller;

(d) information the release of which could be reasonably inferred to be detrimental to SC, Purchaser, Parent or Seller;

(e) product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies, current and anticipated customer requirements, price lists, market studies, and any other information, however documented, that is a trade secret of SC, Purchaser, Parent or Seller under applicable Law; and

(f) notes, analyses, compilations, studies, summaries, and other material prepared by or for SC, Purchaser, Parent or Seller containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding anything to the contrary above, the term “Confidential Information” does not include information that: (x) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives; (y) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto; or (z) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its representatives (provided that with respect to clauses (y) and (z) above, the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information).

9.02 Acknowledgments and Agreements by Seller and Parent.  Each of Seller and Parent hereby acknowledge, agree and covenant that until the date that is five (5) years after the Closing Date, such Person and its Affiliates will keep confidential, will hold for the sole benefit of SC and Purchaser, and will not use except on behalf of either SC or Purchaser, all Confidential Information, which such Person acknowledges is, or shall be, proprietary to either SC or Purchaser, as applicable; provided, however, that any Confidential Information that is also considered a trade secret under applicable Law, shall not be disclosed by such Person as long as such information remains a trade secret and is not generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by such Person.  Each of Seller and Parent agrees that upon request it shall forthwith return to Purchaser, or destroy to the satisfaction of Purchaser, all Confidential Information in whatever form such information is in the possession of such Person or under such Person’s control, and shall additionally return all documents and other property that is in such Person’s possession or under such Person’s control and belonging to either SC or Purchaser.  Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Confidential Information required by this Section 9.2 shall not apply to any Confidential Information required to be disclosed by law or stock exchange, in any such case only after giving the non-disclosing party as much advance notice of the possibility of such disclosure as practical so that the non-disclosing party may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.01 Amendment and Modifications.   This Agreement may be amended, modified and supplemented only by the written agreement of all of the parties hereto which states that it is intended to be a modification of this Agreement.

10.02 Waiver of Compliance.   Any failure of a party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.  Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.02.

10.03 Expenses.   All costs and expenses (including all fees and disbursements of legal counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms hereof and the consummation of the Transactions, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.04 Remedies.   To the maximum extent permitted by Law, except as otherwise specifically provided by this Agreement, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

10.05 Waiver of Jury Trial.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05.

10.06 Notices.   All notices, requests, demands and other communications required or permitted hereunder shall be in writing to:

(a) Seller:	Daily Strength, Inc.
HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1600
Atlanta, GA 30326
Attention: Bradley T. Zimmer,

Executive Vice President and
General Counsel

With a copy to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Donald R. Reynolds

(b) Parent:	HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1600
Atlanta, GA 30326
Attention: Bradley T. Zimmer,
Executive Vice President and
General Counsel

With a copy to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Donald R. Reynolds

(c) SC:	Sharecare, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1500
Atlanta, GA 30326
Attention: Colin Daniel,
Vice President, Finance

(d) Purchaser:	DS Acquisition, Inc.
c/o Sharecare, Inc.
One Capital City Plaza

3350 Peachtree Road, Suite 1500
Atlanta, GA 30326
Attention: Colin Daniel,
Vice President, Finance

In either case with a copy to:	Nelson Mullins Riley & Scarborough LLP
201 17th Street, NW, Suite 1700
Atlanta, GA 30363
Attention: Jeff Allred

Notices will be deemed given (a) three (3) business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, (b) on the first business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) when received (to the extent receipt is confirmed by telephone) if sent by facsimile transmission or email or (d) at the time delivered by hand.

10.07 Governing Law.   This Agreement and the legal relationship among the parties hereto shall be governed and construed under the laws of the State of Delaware.

10.08 Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that, subject to the conditions and terms set forth herein, each of SC or Purchaser may assign its rights and obligations under this Agreement to any Person that succeeds to substantially all of such Person’s assets and liabilities.

10.09 Counterparts.   This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or Portable Document Format shall be deemed to be their original signatures for all purposes.

10.10 Headings.   The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

10.11 Entire Agreement.   This Agreement, including the exhibits and schedules hereto, the Schedule of Exceptions and the other documents and certificates delivered pursuant to the terms hereof, set forth the final, complete and exclusive agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

10.12 Third Parties.   Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto or their successors and assigns any rights or remedies under or by reason of this Agreement except as expressly set forth herein or in the Transaction Documents.

10.13 Representation by Counsel; Interpretation.   Each of Parent and Seller, on the one hand, and each of SC and Purchaser, on the other hand, each acknowledge that such parties have been represented by legal counsel in connection with this Agreement and the Transactions.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and any such right is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Parent, Seller, SC and Purchaser.

10.14 Severability.   In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

10.15 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Signature Page to the Sharecare, Inc.
Asset Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.

HSW INTERNATIONAL, INC.

By: /s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Executive Vice President & General Counsel

Signature Page to the Sharecare, Inc.
Asset Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.

DAILY STRENGTH, INC.

By: /s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Secretary

Signature Page to the Sharecare, Inc.
Asset Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.

SHARECARE, INC.

By: /s/ Colin Daniel
Name: Colin Daniel
Title: Vice President, Finance

Signature Page to the Sharecare, Inc.
Asset Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.

DS ACQUISITION, INC.

By: /s/ Colin Daniel
Name: Colin Daniel
Title: Vice President, Finance